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                                                                    Exhibit 99.1


[IBIS TECHNOLOGY CORPORATION LOGO]
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CONTACT

Debra L. Nelson                                 Van Negris/Phillip J. Denning
Ibis Technology Corporation                     Kehoe, White, Savage & CO., Inc.
(978) 777-4247                                  (212) 888-1616

FOR IMMEDIATE RELEASE:

               IBIS RECEIVES ORDERS AND LETTER OF INTENT FOR THE
                    PURCHASE OF THREE IBIS OXYGEN IMPLANTERS

DANVERS, MA-March 5, 1998 - Ibis Technology Corporation (NASDAQ:IBIS), the leading supplier of SIMOX-SOI (Separation by Implantation of Oxygen/Silicon-on-insulator) wafers to semiconductor manufacturers, today announced that the Company has received purchase orders from a leading semiconductor manufacturer for two Ibis 1000 oxygen implanters to be delivered in 1998. The purchase orders are subject to the completion of a licensing agreement and may be canceled if the companies do not come to an agreement. The Company has also received a letter of intent from another customer for the purchase of an Ibis 1000. The Company will announce additional information when the agreements are finalized.

Martin Reid, President and Chief Executive officer of Ibis Technology Corporation, commented: "As we have previously indicated, Ibis believes that large-scale adoption of SIMOX-SOI technology will come as a result of both SIMOX wafers sales and strategic sales of oxygen implantation equipment. Equipment sales by the Company will be made with competitive restrictions and/or wafer sales royalty arrangements where appropriate. We are pleased with these developments and believe that they will strengthen the position of SIMOX-SOI technology in the semiconductor market."

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry and whose goal is to be the world leader in volume manufacturing of SIMOX-SOI wafers. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. Ibis is promoting the global acceptance of SIMOX-SOI wafers by continuing to develop advanced proprietary oxygen implanters and process technology as well as by the formation of strategic alliances.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in the press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the internet located at: http/www.ibis.com

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      Ibis Technology Corporation  32A Cherry Hill Drive  Danvers, MA 01923